EXHIBIT 99.1 Press Release Dated October 18, 2005

WORLD WIDE MOTION PICTURES CORPORATION REPORTS ACQUISITION OF NATIONWIDE SERVICE CORPORATION
LOS ANGELES--(BUSINESS WIRE)--Oct. 18, 2005--World Wide Motion Pictures Corporation (OTCBB:WWMO - News) today reported that a Share Exchange Agreement has been executed between WWMO and Buckeye Ventures Inc. (BVI).

WWMO and BVI have signed the Agreement with the objective of a full closing of the transaction as soon as all conditions of the Agreement are satisfied. The arrangement would allow for WWMO to acquire BVI and its acquisition enterprises.

The acquisition by WWMO of BVI will result in BVI obtaining fully reporting publicly held status with trading of its securities on the Electronic Bulletin Board. The shareholders of BVI and affiliates would own a majority interest in the resulting diversified corporation. WWMO will continue its business operation unencumbered as a wholly owned subsidiary. The acquisition is contingent upon the consummation of all remaining documentation and shareholder approval.

"The company and its advisors have been working diligently at perfecting this potential acquisition for over 6 months and are enthusiastic about the potential for the commingling of World Wide's businesses and philosophies with BVI's highly stable service oriented enterprise," said Paul Hancock, WWMO's President/CEO.

Hancock further added: "As we previously disclosed in our last press release and SEC filings, we have been aggressively pursuing the most appropriate partner organization in order to explore further into capital markets and take advantage of a wide array of other potential opportunities including additional diversified business roll-up possibilities to help increase shareholder value."

BVI, with their very strong experienced management team in the Retail Home Services Industry, is developing a national brand in a space where Home Depot and Sears have established recognizable names. Alan Mintz, CEO, says "I am convinced that this $100 billion plus market is ripe for a consolidation given its fragmentation." Mintz further added "We expect to be what Starbucks is to coffee houses, what Blockbuster is to video rental and what Hertz, Avis and Budget are to auto rental."

Any forward-looking statements contained in this release reflecting management's best judgment based on factors currently known involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors including but not limited to WWMO's and BVI's ability to enter into various financing programs, roll-up business acquisitions, competition from other companies, acquisition of suitable motion pictures, and the performance of films in general licensed by WWMO.

Founded in 1977, World Wide Motion Pictures Corp. is a diversified company, with shareholders throughout the world, which is primarily involved in the development, financing, production and distribution of feature films, documentaries, short subjects, industrials and television productions. WWMO's industry executives and Board members have produced, distributed and consulted on a wide variety of film and television projects, earning Academy Awards, Emmy Awards and prizes from world film festivals.

Contact: World Wide Motion Pictures Corporation Jeffrey Brown, 714-960-7264